                                                                    EXHIBIT 12.1

                            EAGLE GEOPHYSICAL, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)

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

                                                  Six Months
                                                    Ended
                                                   June 30,                  Years Ended December 31,
                                              -----------------   ----------------------------------------------------
                                                1998     1997       1997       1996      1995      1994        1993
                                              ------    ------    -------     ------    ------    ------   -----------
                                                (unaudited)                                                (unaudited)
Income (loss) from continuing operations
 before income tax expense, minority
 interest and extraordinary gain ...........  $4,839    $3,616    $ 7,394     $6,599    $2,536    $1,777       $1,390

Add
  Portion of rents representative of
   the interest factor .....................   2,345       617      1,965      1,083       523     1,248           28
  Interest on indebtedness inclusive of
   amortization of deferred financing
   charges .................................     656       612      1,586        699       450       387          147
                                              ------    ------    -------     ------    ------    ------       ------
    Income as adjusted .....................  $7,840    $4,845    $10,945     $8,381    $3,509    $3,412       $1,565
                                              ======    ======    =======     ======    ======    ======       ======

Fixed charges
  Interest on indebtedness inclusive of
   amortization of financing
   charges .................................  $  656    $  612    $ 1,586     $  699    $  450    $  387       $  147
  Interest capitalized .....................      --        --         --         --        --        --           --
  Portion of rents representative
   of the interest factor ..................   2,345       617      1,965      1,083       523     1,248           28
                                              ------    ------    -------     ------    ------    ------       ------

    Fixed charges ..........................  $3,001    $1,229    $ 3,551     $1,782    $  973    $1,635       $  175
                                              ------    ------    -------     ------    ------    ------       ------
Ratio of earnings to fixed charges .........    2.61      3.94       3.08       4.70      3.61      2.09         8.94
                                              ======    ======    =======     ======    ======    ======       ======
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